Exhibit 5.2

LANE POWELL PC

July 12, 2010

Nordstrom, Inc.

1700 Seventh Avenue, 7th Floor

Seattle, Washington 98101

Re:	4.75% Notes due May 2020
Registration Statement on Form S-3
Registration No. 333-147664

Ladies & Gentlemen:

We acted as counsel to Nordstrom, Inc., a Washington corporation (the “Company”) in connection with the above-captioned registration statement (such registration statement, together with the exhibits and any amendments thereto, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on November 28, 2007 in connection with the registration and issuance by the Company of an unlimited dollar amount of debt securities pursuant to an Indenture dated as of December 3, 2007 (the “Indenture”) between the Company and Wells Fargo Bank, N.A. (the “Trustee”). Commencing on April 20, 2010, the Company offered up to $500 million in aggregate principal amount of 4.75% notes due 2020 (the “Notes”). The Notes were offered and sold pursuant to the base prospectus dated November 28, 2007 (the “Base Prospectus”), the prospectus supplement dated April 20, 2010 (the “Final Prospectus”) and the final prospectus supplement dated April 20, 2010 (the “Final Prospectus Supplement” and, collectively with the Base Prospectus and the Final Prospectus, the “Prospectus”), filed with the Commission pursuant to Rule 424(b) under the Act.

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the organizational documents of the Company, the Indenture, the form of the Notes and such other documents records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion. In addition, we have assumed that the Notes were delivered and sold as contemplated by the Prospectus.

This opinion is limited to the federal laws of the United States and the laws of the State of Washington, and we do not express any opinion concerning any other law.

Based upon and subject to the foregoing, we are of the opinion that the Notes, once delivered and sold as contemplated by the Prospectus, became valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, receivership, conservatorship and similar laws relating to or affecting creditors’ rights generally from time to time in effect and by equitable principles of general applicability.

Nordstrom, Inc.

July 12, 2010

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to Lane Powell PC in the Prospectus. We do not admit that by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/S/ LANE POWELL PC

LANE POWELL PC